Exhibit 3.1

CERTIFICATE OF MERGER

OF

DOUBLE ACQUISITION CORP.

WITH AND INTO

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation has executed this Certificate of Merger and does hereby certify that:

1.                                      The constituent corporations participating in the merger herein certified (the “Merger”) are:

Name of Constituent Corporation	State of Incorporation
Double Acquisition Corp.	Delaware
Dover Downs Gaming & Entertainment, Inc.	Delaware

2.                                      The Transaction Agreement, dated as of July 22, 2018, and amended on October 8, 2018, by and among Twin River Worldwide Holdings, Inc., a Delaware corporation, Double Acquisition Corp., a Delaware corporation, DD Acquisition LLC, a Delaware limited liability company and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Merger Agreement”), providing for, among other things, the Merger, has been approved, adopted, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the DGCL.

3.                                      The surviving corporation of the Merger (the “Surviving Corporation”) will be Dover Downs Gaming & Entertainment, Inc., which will continue its existence under the name “Dover Downs Gaming & Entertainment, Inc.”

4.                                      Upon the effectiveness of the Merger and by reason of the Merger, the Certificate of Incorporation of Dover Downs Gaming & Entertainment, Inc. shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

5.                                      The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:

1311 North DuPont Highway
Dover, Delaware 19901

6.                                      A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

7.                                      The Merger is to become effective on March 28, 2019 at 1:01 p.m.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 28th day of March, 2019.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

By:	/s/ Klaus Belohoubek
Name : Klaus Belohoubek
Title : Senior Vice President — General Counsel

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOVER DOWNS GAMING & ENTERTAINMENT, INC.

FIRST: The name of the corporation (the “Corporation”) is Dover Downs Gaming & Entertainment, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock that the Corporation will have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or has agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an officer of the Corporation or as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation to the fullest extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any repeal or modification of this Article Seventh will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.